Exhibit 99.1

PaxMedica Completes HAT-301 Registrational Trial for PAX-101

•      HAT-301 is the Pivotal Efficacy Study to Support Upcoming NDA Filing

•      Top Line Results Planned for Release in July 2023

Tarrytown, N.Y. June 1, 2023 - PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of novel anti-purinergic drug therapies (APT) for the treatment of Autism Spectrum Disorder (ASD), and other serious conditions with intractable neurologic symptoms, today announced that the eligibility review and final enrollment for the company’s Real World Evidence study (HAT-301) has been completed. Patient eligibility was assessed for inclusion by an Independent Study Adjudication Committee which included a total of three subject matter expert medical reviewers.

The comparative arms for this pivotal Phase 3 Real World Evidence study included:

•         A total of 145 patients treated with suramin in Uganda and Malawi between 2000 – 2022, and

•         A total of 204 natural history cases from patients in Uganda and Malawi between 1900-1910, prior to the availability of suramin.

The HAT-301 study is the first and only retrospective clinical study of suramin in the treatment of Rhodesian African Sleeping Sickness, also known as Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis (TBR HAT), a rare and universally fatal infectious disease. Suramin has been the standard of care for treating TBR HAT for many decades, solely based on empirical evidence derived during mass epidemics of TBR HAT.

The official database lock for HAT-301 will occur in June 2023, with top-line data for this study expected to be available in July 2023, and pave the way for filing an NDA for the use of PAX-101 in TBR HAT in 2024. If approved, suramin will be the first drug indicated for the treatment of TBR HAT in the United States, and would possibly qualify PaxMedica to receive a Priority Review Voucher (PRV) under section 524 of the Food, Drug, and Cosmetics Act (FD&C Act). A PRV, once granted, is an independently valued asset (see GAO report 20-251), granted to a sponsor company after NDA approval and, according to section b)2) of the act, can be sold by that sponsor to any biopharmaceutical company to obtain FDA priority review in a future filing of any NDA.

Howard Weisman, Chief Executive Officer of PaxMedica, commented, “Database lock for the HAT-301 study is a significant threshold event for PAX-101. With this achievement, PaxMedica has completed a critical step in filing for potential U.S. market approval for this important, life-saving treatment. The opportunity to raise significant non-dilutive funding, as a result of our potential successful participation in the Neglected Rare Tropical Disease Program through receipt of a PRV, may enable future large-scale trials of PAX-101 in Autism, and other important conditions, in the very near future. This remains central to our strategy to build and support sustainable long term shareholder value.”

About the Phase 3 HAT-301 Trial

Launched in November 2022, the Phase 3 HAT-301 trial is a pivotal, retrospective, controlled analysis of suramin for the treatment of the rare and fatal tropical disease, TBR HAT. The study has been underway at multiple primary HAT treatment sites in Uganda and Malawi using exclusively licensed, retrospective clinical data that is being reviewed, and compared with a natural history controlled dataset comprised of exclusively licensed source data.

The primary objective of the study is to demonstrate that the standard of care treatment using suramin, as currently practiced in Uganda and Malawi, leads to better clinical outcomes in patients with Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis than observed in an untreated natural history cohort, that had documented illness prior to availability of suramin. The World Health Organization lists suramin, discovered in 1916, and found to be effective against Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis since at least 1920, as a standard of care for Trypanosoma b. Rhodesiense.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19. For more information, visit www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, statements about the strength of our balance sheet. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its Annual Report on Form 10-K, most recent quarterly filings and other filings with the U.S. Securities and Exchange Commission.

Contacts:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341